Exhibit 22.1

Regal Rexnord Corporation

Subsidiary Guarantors of Guaranteed Securities

The following entities are, as of the date of the filing of the registration statement of which this exhibit is a part, guarantors of Regal Rexnord Corporation’s 6.050% Senior Notes due 2026, 6.050% Senior Notes due 2028, 6.300% Senior Notes due 2030 and 6.400% Senior Notes due 2033.

Entity	State or Other Jurisdiction of Incorporation or Organization	Role
Regal Beloit America, Inc.	Wisconsin	Guarantor
Rexnord Industries, LLC	Delaware	Guarantor
Land Newco, Inc.	Delaware	Guarantor
Altra Industrial Motion Corp.	Delaware	Guarantor
American Precision Industries Inc.	Delaware	Guarantor
Ameridrives International, LLC	Delaware	Guarantor
AS Motion North America Inc.	Delaware	Guarantor
Boston Gear LLC	Delaware	Guarantor
Formsprag LLC	Delaware	Guarantor
Guardian Couplings LLC	Delaware	Guarantor
Inertia Dynamics, LLC	Delaware	Guarantor
Kilian Manufacturing Corporation	Delaware	Guarantor
Kollmorgen Corporation	New York	Guarantor
Nook Industries, LLC	Nevada	Guarantor
PacSci Motion Control, Inc.	Massachusetts	Guarantor
TB Wood’s Corporation	Delaware	Guarantor
TB Wood’s Incorporated	Pennsylvania	Guarantor
Thomson Industries, Inc.	Delaware	Guarantor
Thomson Linear LLC	Delaware	Guarantor
Warner Electric LLC	Delaware	Guarantor